                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       LONGS DRUG STORES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       LONGS DRUG STORES CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

                      [LONGS DRUG STORES CORPORATION LOGO]

    The Annual Meeting of Shareholders of Longs Drug Stores Corporation will be held at the Regional Center for the Arts, 1601 Civic Drive, Walnut Creek, California, on Tuesday, May 21, 1996, at 11:00 a.m., for the purposes of (1) electing five directors; (2) voting on two proposals to amend the Company's Amended Articles of Incorporation ("Articles") to simplify the Articles and remove an ambiguity regarding the Board of Directors' authority to amend the By-laws of the Company; (3) voting on a shareholder proposal regarding the compensation of directors; and (4) transacting such other business as may properly be brought before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on Tuesday, April 9, 1996, will be entitled to vote at the meeting.

    If you are unable to be present, you are requested to vote your shares by signing the enclosed proxy and returning it in the envelope provided.

Walnut Creek, California
April 19, 1996

                                                   ORLO D. JONES
                                                   Secretary

                      [LONGS DRUG STORES CORPORATION LOGO]

                               EXECUTIVE OFFICES
                             141 NORTH CIVIC DRIVE
                         WALNUT CREEK, CALIFORNIA 94596

                                PROXY STATEMENT

    The following information is submitted concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Shareholders of Longs Drug Stores Corporation (the "Company") to be held on May 21, 1996, or any adjournment thereof, pursuant to the Notice of said meeting.

    The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 19, 1996.

                          INFORMATION CONCERNING PROXY

    The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

    D.F. King & Co., Inc. has been engaged to assist in the solicitation of proxies from brokers, banks, institutions, and other shareholders for an anticipated fee of approximately $5,500, plus reasonable out-of-pocket costs and expenses. Certain directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, telegraph, or personal interview. The entire cost of solicitation of proxies will be borne by the Company.

    As of April 9, 1996, the Company had 19,898,544 shares of Common Stock outstanding. Only shareholders of record at the close of business on April 9, 1996, will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to one vote. A plurality of all the votes cast at the meeting, with a quorum present, is sufficient to elect a director and abstentions and broker non-votes will not be considered votes cast for the purposes of electing directors. As further described below in this Proxy Statement, Item 2, the first of the two amendments to the Company's Articles of Incorporation, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Item 3 requires the affirmative vote of two-thirds of the outstanding shares of Common Stock; broker non-votes and abstentions will have the same effect as a vote against each of these proposals. With respect to Item 4, the shareholder proposal, abstentions and broker non-votes will not be considered as votes cast for such matter.

 SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

    The following table presents the number of shares of the Company's Common Stock owned beneficially as of April 9, 1996, by each director and nominee, each of the five most highly compensated executive officers for the fiscal year ended January 25, 1996, and all directors and executive officers as a group, and by all other persons known by the Company to beneficially own more than 5% of the Company's Common Stock.

                                                                                                     SHARES BENEFICIALLY OWNED(1)
                                                                                                     ----------------------------
NAME(2)                                                                                               COMMON STOCK     % OF CLASS
- ---------------------------------------------------------------------------------------------------  ---------------   ----------
Robert M. Long.....................................................................................  2,123,926(3)        10.7%
Vera M. Long.......................................................................................  1,943,530(4)         9.8%
Thomas J. Long Foundation..........................................................................  1,367,339(5)         6.9%
J.M. Long Foundation...............................................................................    600,258(6)         3.0%
Ariel Capital Management, Inc......................................................................  1,417,429(7)         7.1%
Bill M. Brandon....................................................................................     17,247           *
Richard M. Brooks..................................................................................      2,100           *
William G. Combs...................................................................................      5,446           *
David G. DeSchane..................................................................................     22,500           *
Edward E. Johnston.................................................................................        500           *
Orlo D. Jones......................................................................................      9,772           *
Mary S. Metz.......................................................................................        130           *
Ronald A. Plomgren.................................................................................     94,561(8)        *
Stephen D. Roath...................................................................................     33,768           *
Gerald H. Saito....................................................................................     11,861           *
Harold R. Somerset.................................................................................        100           *
Donald L. Sorby....................................................................................        100           *
Thomas R. Sweeney..................................................................................      9,544           *
Frederick E. Trotter...............................................................................        300           *
All directors and executive officers as a group
  (20 persons).....................................................................................  4,352,919(9)        21.9%
Employee Profit Sharing Plan.......................................................................  3,813,690(10)       19.2%

- ------------------------
*   Less than 1%.

 (1) Participants in the Employee Profit Sharing Plan have the right to direct the trustee as to the voting of the shares of the Company's Common Stock that have been allocated to their respective stock accounts, and as such have voting power with respect thereto. The beneficial ownership of each individual included in this table who is a participant in the plan includes the shares held in that person's stock accounts under the plan. The aggregate number of shares so included for all such individuals is 39,832, and the maximum so included for any individual is 9,068. See note 10 below. Beneficial ownership also includes the shares of restricted stock held by executive officers in respect of which shares the executive officers have voting power. See note 1 to the Summary Compensation Table on page 5 for the shares of restricted stock held by the listed executive officers. The persons named in this table have sole voting and investment powers with respect to the shares indicated, except as otherwise noted and subject to community property laws, where applicable.

 (2) Except as otherwise noted, the address for all beneficial owners of more than five percent of the Company's stock is P.O. Box 5222, Walnut Creek, California 94596.

 (3) Includes 118,555 shares held in fiduciary capacity for family members and other relatives for which R.M. Long has sole voting and investment power and 42,912 shares held in fiduciary capacity for family members for which R.M. Long has shared voting and investment power with E. Long. Excludes 7,739 shares held by family members. R.M. Long disclaims beneficial ownership of all shares referenced above. Also includes 1,500,000 shares held in fiduciary capacity for which R.M. Long has sole voting power and shared investment power with V.M. Long. Includes 50,000 shares held in a fiduciary capacity for which R.M. Long has shared voting and investment power.

 (4) Includes 1,500,000 shares as to which V.M. Long shares investment power with R.M. Long. Such shares appear in the table for both V.M. Long and R.M. Long.

 (5) T.R. Sweeney and W.G. Combs, with others, serve as co-trustees of the Thomas J. Long Foundation, and therefore share investment and voting power over these 1,367,339 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership thereof.

 (6) Four of the five co-trustees of the J.M. Long Foundation include R.M. Long, W.G. Combs, O.D. Jones, and S.D. Roath and they therefore share, with all co-trustees, investment and voting power over these 600,258 shares. These shares are not included in the table for any of these individuals and each of them disclaims beneficial ownership thereof.

 (7) The address of Ariel Capital Management, Inc., is 307 N. Michigan Avenue, Chicago, Illinois 60601.

 (8) Does not include certain shares held by the Employee Profit Sharing Plan in respect of which R.A. Plomgren may have shared voting power by virtue of his membership on the Policy Committee of such plan, and of which he disclaims beneficial ownership. Includes 50,000 shares held in a fiduciary capacity for which R.A. Plomgren has shared voting and investment power.

 (9) Includes 1,367,339 shares held by the Thomas J. Long Foundation and 600,258 shares held by the J.M. Long Foundation because certain of the trustees of each entity are directors or executive officers of the Company.

(10) Merrill Lynch Trust Company of California is trustee of the Employee Profit Sharing Plan. Shares allocated to a plan member's account are voted by the plan member. Shares which are not allocated to a plan member's account, and shares which are allocated to a plan member's account but for which the trustee does not timely receive voting instructions, are voted by the trustee in the same proportion as those shares for which the trustee properly received directions. On March 31, 1996, the aggregate number of unallocated shares in the plan was 327,438.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors consists of thirteen members, divided into three classes. Five directors, as set forth below, are to be elected at the Annual Meeting. The remaining eight directors will continue to serve as set forth below. The proxy holders will vote the proxies received by them for the following five nominees for the terms set below and until their successors are duly elected and qualified (unless authorization to vote for election of directors has been withheld). The five nominees receiving the greatest number of votes will be elected as directors of the Company. The Company is unaware of any nominee who would be unavailable to serve if elected. In the event that any nominee shall be unable to serve, the proxies will be voted by the proxy holders for such other person as may be designated by the Board of Directors.

    The following sets forth information as to each nominee for election at this meeting and each director continuing in office, including their ages, present principal occupations and those held during the last five years, directorships in other publicly held corporations, membership in committees of the Board of Directors, and the year in which each first became a director of the Company. All occupations listed refer to the Company unless otherwise stated.

                     NOMINEES FOR ELECTION AT THIS MEETING:
                           (TERMS TO EXPIRE MAY 1999)

        R.M. Brooks, 67, Financial Consultant and Director. Mr. Brooks is a Director of BEI Electronics, Inc., and Granite Construction, Inc. Mr. Brooks chairs the Stock Bonus and Compensation Review Committee and the Stock Investment Committee, and is a member of the Audit Committee and the Nominating Committee. He has been a Director of the Company since 1988.

        W.G. Combs, 65, Retired Vice President -- Administration of the Company; and Director. Prior thereto he was Vice President -- Administration of the Company; prior thereto he was Vice President -- Administration and Treasurer of the Company. He has been a Director of the Company since 1980.

        D.G. DeSchane, 71, Retired Vice President and District Manager of the Company; and Director. Mr. DeSchane is a member of the Stock Bonus and Compensation Review Committee. He has been a Director of the Company since 1990.

        D.L. Sorby, Ph.D., 63, Pharmaceutical Consultant and Director. Prior thereto he was Dean Emeritus at the School of Pharmacy at the University of the Pacific. He has been a Director of the Company since 1995.

                     NOMINEE FOR ELECTION AT THIS MEETING:
                           (TERM TO EXPIRE MAY 1997)

        G.H. Saito, 51, Senior Vice President -- Hawaii District Manager and Director. Prior thereto he was Vice President -- Hawaii District Manager; prior thereto he was Assistant Secretary and Hawaii District Manager. He has been a Director of the Company since 1995.

                 DIRECTORS WHOSE PRESENT TERMS EXPIRE MAY 1997:

        E.E. Johnston, 78, Insurance Consultant and Director. Mr. Johnston chairs the Audit Committee and is a member of the Stock Investment Committee, the Nominating Committee, and the Stock Bonus and Compensation Review Committee. He has been a Director of the Company since 1980.

        M.S. Metz, Ph.D., 58, Dean, U.C. Berkeley Extension; and Director. Dr. Metz is a Director of Pacific Gas and Electric Company, Union Bank, and Pacific Telesis Group. Dr. Metz is a member of the Audit Committee and the Stock Bonus and Compensation Review Committee. She has been a Director of the Company since 1991.

        S.D. Roath, 55, President and Director. He has been a Director of the Company since 1979.

        T.R. Sweeney, 57, Retired Vice President and District Manager of the Company; and Director. He has been a Director of the Company since 1978.

                 DIRECTORS WHOSE PRESENT TERMS EXPIRE MAY 1998:

        R.M. Long, 57, Chairman of the Board, Chief Executive Officer, and Director. Mr. Long chairs the Nominating Committee. He has been a Director of the Company since 1968.

        R.A. Plomgren, 62, Senior Vice President -- Development, Chief Financial Officer, and Director. Prior thereto he was Senior Vice President -- Development. He has been a Director of the Company since 1972.

        H.R. Somerset, 60, Business Consultant and Director. Prior thereto he was President and Chief Executive Officer of California and Hawaiian Sugar Company. Mr. Somerset is a Director of PLM International, Inc., and Brown and Caldwell. Mr. Somerset is a member of the Audit Committee, the Stock Bonus and Compensation Review Committee, and the Stock Investment Committee. He has been a Director of the Company since 1992.

        F.E. Trotter, 65, President, F.E. Trotter, Inc.; and Director. Prior thereto he was Trustee of the Estate of James Campbell. Mr. Trotter is a Director of Bancorp Hawaii, Inc., Bank of Hawaii, Kikiaola Land Co., and Maui Land and Pineapple Co. Mr. Trotter is a member of the Audit Committee. He has been a Director of the Company since 1989.

                             THE BOARD OF DIRECTORS

    During the fiscal year ended January 25, 1996, the Board of Directors met five times. During the fiscal year, each director attended more than 75% of all meetings of the Board and the Committees upon which they served.

                            COMMITTEES OF THE BOARD

    The Audit Committee is composed entirely of non-employee directors. The current Committee members are E.E. Johnston (Chairman), H.R. Somerset, F.E. Trotter, M.S. Metz, and R.M. Brooks. The Audit Committee's primary functions are to monitor the Company's accounting, financial reporting, and control procedures, and to recommend the independent certified public accountants to be selected by the Company. The Committee met two times during the fiscal year ended January 25, 1996.

    The Stock Bonus and Compensation Review Committee establishes compensation for the Company's senior executive officers and administers the Company's long-term incentive plans. The current Committee members are R.M. Brooks (Chairman), D.G. DeSchane, E.E. Johnston, M.S. Metz, and H.R. Somerset. The Committee met two times during the fiscal year ended January 25, 1996.

    The Nominating Committee recommends to the Board of Directors candidates for directors of the Company. The Committee will consider qualified candidates including those submitted by shareholders. Shareholder recommendations may be submitted to the Secretary in accordance with the Company's By-Laws. The Committee met two times during the fiscal year ended January 25, 1996. The current Committee members are R.M. Long (Chairman), R.M. Brooks, and E.E. Johnston.

    The Stock Investment Committee is responsible for authorizing the purchase by the Corporation, or by its subsidiary, Longs Drug Stores California, Inc. ("Subsidiary"), or by the Employee Profit Sharing Plan of the Subsidiary, of shares of the Corporation's Common Stock. The Committee met four times during the fiscal year ended January 25, 1996. The current Committee members are R.M. Brooks (Chairman), H.R. Somerset, and E.E. Johnston.

                             EXECUTIVE COMPENSATION

    The table below sets forth the compensation earned by the following persons during the fiscal years ended January 25, 1996, January 26, 1995, and January 27, 1994, for services rendered in all capacities to the Company and its subsidiaries: (i) the chief executive officer (CEO) of the Company, and (ii) the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

- ------------------------------------------------------------------------------------------------------------------
                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                 ANNUAL COMPENSATION               AWARDS
                                                          ----------------------------------   --------------
                                                                                OTHER ANNUAL     RESTRICTED         ALL OTHER
                                                 FISCAL                         COMPENSATION       STOCK         COMPENSATION(2)
  NAME AND PRINCIPAL POSITION                     YEAR    SALARY($)   BONUS($)      ($)        AWARD(S)(1)($)          ($)
- -----------------------------------------------  ------   ---------   --------  ------------   --------------   -----------------
  R.M. Long--CEO & Chairman of the Board          1996    $ 100,000   $291,479     $2,451         $ 36,500           $3,099
                                                  1995      100,000    255,670      2,309          107,125            3,024
                                                  1994      103,000    282,610      2,242          --                 3,115
  S.D. Roath--President                           1996    $ 100,000   $289,251     $2,451         $ 36,500           $3,099
                                                  1995      100,000    255,372      2,309          107,125            3,024
                                                  1994       92,700    252,330      2,242          --                 3,115
  R.A. Plomgren--Senior Vice President--          1996    $  90,000   $183,524     $2,451         $ 29,200           $3,099
   Development                                    1995       90,000    160,980      2,309          100,400            3,024
                                                  1994       82,400    171,590      2,242          --                 3,115
  O.D. Jones--Senior Vice President--Properties   1996    $  90,000   $161,934     $2,451         $ 27,375           $3,099
                                                  1995       90,000    142,040      2,309           98,719            3,024
                                                  1994       82,400    131,200      2,242          --                 3,115
  B.M. Brandon--Senior Vice President             1996    $  80,000   $140,339     $2,451         $ 27,375           $3,099
                                                  1995       80,000    123,090      2,309           98,719            3,024
                                                  1994       72,100    121,120      2,242          --                 3,115
- -----------------------------------------------------------------------------------------------------

- ------------------------
(1) The number and value (based on the last reported sale price on January 25, 1996), of the aggregate restricted stock holdings of the named executive officers at the end of fiscal 1996 were: R.M. Long, 3,000 shares ($136,125); S.D. Roath, 8,000 shares ($363,000); R.A. Plomgren, 2,800 shares ($127,050);
    O.D. Jones, 2,750 shares ($124,781); and B.M. Brandon, 2,750 shares ($124,781). Dividends paid on restricted shares are retained by the Company and, when the restricted shares vest, the retained dividends thereon, plus interest earned from the Company's investment of dividends, are paid to the recipient.

(2) Comprised entirely of Company contributions for the indicated year that were allocated to the named executive officer's account in the Employee Profit Sharing Plan.

                            DIRECTORS' COMPENSATION

    Directors who are employees of the Company or any subsidiary of the Company receive no additional compensation for their services as directors. Each other member of the Board is paid an annual retainer of $28,000 plus a fee of $900 for each Board meeting attended. Each director who is not an employee of the Company or any subsidiary of the Company receives $900 for each Committee meeting attended. Each Committee Chairman receives an additional annual fee of $4,000 for each such position held.

                             TERMINATION AGREEMENTS

    The Subsidiary has entered into Agreements with the officers identified in the table under the caption "Executive Compensation" on page 5, and 343 other officers and key employees of the Subsidiary which provide for severance payments to such officers and employees in the event of their discharge by the Subsidiary at any time within two years after the date of an Uninvited Change in Control (as defined) or a resignation of the executive or employee at any time within the period commencing 180 days and ending two years after an Uninvited Change in Control. The severance benefits payable to the executive or employee would be equal to three times the annual average income of the executive or employee during the five taxable years preceding the date of termination of employment. For purposes of the Agreements, Uninvited Change in Control means any change in the ownership or effective control of the Company or any subsidiary or the ownership of a substantial portion of the assets of the Company or any subsidiary, which change is not approved by a majority of the directors of the Company who have been in office at least six months prior to the date of such change.

    If an Uninvited Change in Control had occurred on December 31, 1995, and all executives and other employees covered by the Agreements had been discharged by the Company, Messrs. R.M. Long, S.D. Roath, R.A. Plomgren, O.D. Jones and B.M. Brandon would have been entitled to receive $1,178,076, $1,057,935, $791,067, $666,996, and $595,146, respectively. All other officers and employees covered by the Agreements would have been entitled to receive $74,759,442.

                              CERTAIN TRANSACTIONS

    During fiscal 1996, the Subsidiary forgave an obligation in the amount of $90,580 owed to it by D.R. Wilson, an executive officer of the Subsidiary. Pursuant to a fiscal 1992 agreement, Mr. Wilson agreed to reimburse the Subsidiary for a portion of the loss it sustained in selling Mr. Wilson's house, which the Company had purchased from him in conjunction with his promotion and relocation. The house was sold in fiscal 1996, thus giving rise to the obligation. The Company also paid $40,000 to Mr. Wilson in respect of a portion of the taxes owed as a result of the forgiveness.

                           REPORT OF THE STOCK BONUS
                       AND COMPENSATION REVIEW COMMITTEE

    The Stock Bonus and Compensation Review Committee consists of five members of the Board, none of whom is an employee of the Company. One member, D.G. DeSchane, who retired in 1988, is a former officer of the Company. The purpose of the Committee is to establish compensation for the Company's executive officers and to administer the Company's long-term incentive plans.

    In compensating executives, including the Chief Executive Officer, the Company's policy has been to employ a straightforward compensation program under which a significant portion of compensation is tied to the Company's performance. Given the stability of the senior management team, the Committee believes that this approach provides an appropriate incentive to senior management to continually strive to increase long-term profitability. The Committee recognizes that management compensation is a key ingredient in attracting and retaining capable leadership and that the compensation program must afford members of senior management the opportunity to earn levels of compensation that they will find acceptable.

    The major components of executive compensation consist of base salary, bonus, and awards under the Company's incentive equity plans. Base annual salaries for executive officers are set at levels that the Committee believes, based on its study of comparative industry data, are relatively low for the senior management of large, publicly traded retail businesses. The companies surveyed for the sake of this comparison have included virtually all of the peer group companies included in the chart appearing under "Performance Graph" on page 8, and certain additional grocery and general merchandise retailers, although the precise group of companies surveyed may vary slightly from year to year. Base annual salaries for executive officers in the fiscal year ended January 25, 1996, ranged from $56,000 to $100,000.

    The more significant component of cash compensation is the Company's bonus program. Under this program the Committee establishes an applicable percentage of the Company's operating income before provisions ("OIBP") for each executive officer at the beginning of each year. OIBP is, essentially, earnings before taxes, profit sharing contributions, senior officer bonuses, and any required LIFO adjustment. The bonus program is designed to produce cash compensation (i.e., salary and bonus) that the Committee believes, based on the survey described in the preceding paragraph, is below the mid-level of the range of annual compensation for senior management in large, publicly traded retail businesses if the Company achieves target levels of OIBP. The applicable percentages are arrived at on the basis of the percentage of budgeted OIBP necessary to reach the target range. A cash bonus is paid quarterly to the officer in the amount of his applicable percentage of OIBP for that quarter. Bonuses for executive officers in fiscal 1996 ranged from $46,000 to $291,500. These bonuses accounted for approximately 59% of total cash compensation for all executive officers. The Committee has not established limits on the percentage of cash compensation that may consist of these bonuses.

    The third component of executive compensation is the periodic granting of equity based awards under the Company's Long-Term Incentive Plan of 1987 and the 1995 Long-Term Incentive Plan. Awards under these plans can include restricted stock, stock options, performance shares and stock appreciation rights and can be made to key employees, including executive officers, key general office employees and the top three managers in most stores. These plans are intended to provide compensation that will be an incentive to key employees to enhance the profitable growth of the Company and the value of its common stock. While the range of award sizes among participants has been relatively modest, the difference in size of awards under the plans has been based primarily on the general level of responsibility of the recipient. The Committee may also consider subjective factors on a case by case basis as it believes to be in the Company's best interests. Awards made under the plans have been a relatively small component of executive officer compensation. Since the adoption of the 1987 plan through the end of fiscal 1996, awards ranging from 7,000 to 9,000 shares of restricted stock have been made under the plans to the Chief Executive Officer and each other executive officer other than the President, to whom an aggregate of 14,000 shares of restricted stock has been awarded. Approximately 335,000 additional shares of restricted stock have been granted to the other recipients under the plans.

    The Chief Executive Officer's base salary, which was 26% of aggregate salary and bonus in 1996, was unchanged from its 1995 level, as was his applicable percentage. Consequently, the increase in Mr. Long's cash compensation resulted from the increase in OIBP attained in 1996. In awarding restricted stock to Mr. Long in fiscal 1996, the Committee was aware of Mr. Long's substantial shareholdings in the Company. The Committee believed that his award was appropriate in light of Mr. Long's overall level of compensation and as compared to the level of awards made to the other executive officers and key employees.

R.M. Brooks (Chairman)                     D.G. DeSchane
E.E. Johnston                              H.R. Somerset
M.S. Metz

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Stock Bonus and Compensation Review Committee consists of five members of the Board, none of whom is an employee of the Company. One member, D.G. DeSchane, who retired in 1988, is a former officer of the Company. The other members of the committee are R.M. Brooks, E.E. Johnston, M.S. Metz and H.R. Somerset.

                               PERFORMANCE GRAPH

    The graph below indicates the cumulative total shareholder return, including reinvestment of dividends, over the last five fiscal years. The stock price performance shown is not necessarily indicative of future price performance.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
         LONGS DRUG STORES, S&P 500 INDEX, AND NATIONAL ASSOCIATION OF
                 CHAIN DRUG STORES ("NACDS") PEER GROUP INDEX.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           LONGS DRUG STORES    S&P 500    NACDS PEER GROUP INDEX
Jan-91                 100.00     100.00                     100.00
Jan-92                 115.16     123.00                     126.00
Jan-93                 116.84     136.00                     132.00
Jan-94                 110.81     153.00                     134.00
Jan-95                 112.04     154.00                     167.00
Jan-96                 159.48     213.00                     233.00

    *The  NACDS Peer  Group Index is  comprised of  the following companies:
     Arbor Drugs, Inc.; Big B, Inc.; Drug Emporium, Inc.; Fay's Inc.; Genovese Drug Stores, Inc.; Longs Drug Stores; Revco D.S., Inc.; Rite Aid Corporation; and Walgreen Co.

             ITEMS 2 AND 3. APPROVAL OF AMENDMENTS TO THE COMPANY'S
                       AMENDED ARTICLES OF INCORPORATION

DESCRIPTION OF PROPOSED AMENDMENTS

    On February 20, 1996, the Board of Directors approved two amendments to the Amended Articles of Incorporation of the Company that would simplify the Company's Amended Articles of Incorporation ("Charter") and eliminate an ambiguity in the Charter. Specifically, the first amendment ("First Amendment") would (a) restate Article Third to streamline the description of the purposes for which the Company is formed, and (b) delete subparagraphs (3), (4) and (5) of Article Tenth, which paragraphs are considered unnecessary and, in certain respects, redundant with corresponding provisions of Maryland law that would apply irrespective of inclusion in the Charter. The second amendment ("Second Amendment" and, with the First Amendment, the "Amendments") would restate subparagraph (6) (which would be renumbered subparagraph (3) by the First Amendment) of Article Tenth to more clearly provide that the Board of Directors is empowered to adopt, amend and repeal the By-laws of the Company.

    The First Amendment is being presented at the meeting as Item 2 and the Second Amendment as Item 3. The forms of the Amendments are set forth on Exhibit A to this proxy statement, and the descriptions thereof contained herein are qualified in their entirety by reference thereto.

PURPOSES AND EFFECTS OF AMENDMENTS

    In 1985 the shareholders of Longs Drug Stores California, Inc. ("Subsidiary") approved a reorganization (the "Reorganization") pursuant to which the Company became a holding company for the Subsidiary and the shareholders became shareholders of the Company. At the time of the establishment of the Company as a holding company, the Company's Charter was adopted and a description thereof was included in a Proxy Statement dated April 16, 1985 (the "Reincorporation Proxy Statement") of the Subsidiary. Subsequently, two amendments to the Charter have been filed by the Company, updating certain provisions of the Charter.

    The Company recently has undertaken a review of its Charter and By-laws to determine whether or not any amendments or modifications of those documents would be appropriate at this time. The Company has concluded that three modifications or amendments are appropriate in order to simplify the Charter, delete certain provisions considered unnecessary and resolve an existing ambiguity between the provisions of the Charter and the By-laws.

    FIRST AMENDMENT. The First Amendment contains two components that are primarily designed to simplify certain provisions of the Charter and eliminate provisions that the Company now believes are unnecessary and, in certain respects, redundant with corresponding provisions of Maryland law. Existing Article Third of the Charter consists of 13 subparagraphs containing a detailed description of the purposes for which the Company was formed and the types of activities that can be undertaken by the Company. Under the Maryland General Corporation Law, it is not necessary for a corporation to specifically state all of these purposes in order for it to have the authority generally to take the specified actions, and most charters adopted today would not include a long listing of permitted actions to be taken by the corporation. Accordingly, the Company is proposing an amendment to Article Third to significantly shorten the statement of purposes for which the Company is formed. The Company does not believe that the shortening of this provision will affect the authority and power of the Company to conduct business or otherwise take action with respect to its affairs.

    The  Company also is proposing modifications that would delete subparagraphs
(3), (4) and (5) of existing Article Tenth of the Charter. Subparagraph (3) essentially provides the Board of Directors of the Company the power to make certain determinations with respect to the net profits, working capital, retained earnings and other reserves of the Company, to distribute and pay dividends as determined by the Board to be appropriate, and to determine, consistent with applicable law, the circumstances under which the books, accounts and documents of the Company shall be open for inspection by the shareholders of the Company. Under Maryland law, the Board of Directors generally has the power to take these actions without a requirement for specification in the charter, subject to applicable law. In this regard, the Maryland General Corporation Law specifies the circumstances under which a shareholder of a corporation is entitled to inspect the books, accounts and records of the corporation. The Company believes that the provisions of subparagraph (3) are unnecessary and primarily articulate existing rights of the Board of Directors under applicable law.

    Subparagraph (4) specifies certain matters with respect to contracts or transactions between the Company and any of its directors or between the Company and any other corporation or entity in which a director has a material financial interest and primarily codifies existing provision of the Maryland General Corporation Law on the same subject. Subparagraph (4) provides that if the fact of the common directorship or interest is properly disclosed and the transaction is approved by a vote of a majority of the disinterested directors or by a vote of a majority of the votes cast by shareholders other than the interested director, the transaction is not void or voidable. Further, if the contract or transaction is not authorized or approved in this manner, the person asserting the validity of the contract or transaction bears the burden of proving that it was fair and reasonable to the Company. The same result would be obtained under existing statutory provisions of Maryland law and, accordingly, the Company believes that the continued inclusion of this provision in the Charter is unnecessary.

    Lastly, subparagraph (5) provides that, except for contracts subject to the provision of subparagraph (4) described above, any contract or transaction which is ratified by a majority of the shareholders of the Company having voting power shall, so far as permitted by applicable law, be valid and binding as though ratified by every shareholder of the Company. Generally approval by such minimum percentages of shareholders as is prescribed by the Maryland General Corporations Law or the Charter will constitute sufficient shareholder approval to effectively bind all shareholders. Although subparagraph (5) could, possibly, under certain circumstances, be used as a defense by the Company in the event of the approval of a transaction by fewer than all of the shareholders of the Company, the Company believes that other legal principles are likely to govern whether or not a transaction which has been approved by shareholders is valid and binding on shareholders who did not approve. Accordingly, the Company believes that continuation of subparagraph (5) is unnecessary.

    If the proposal to eliminate subparagraphs (3), (4) and (5) is approved, it also will be necessary to modify the remaining paragraphs of Article Tenth in order to renumber those paragraphs, as well as change any other cross-references in the remainder of the Charter of the Company to reflect the renumbered paragraphs.

    SECOND AMENDMENT. The Second Amendment is intended to clarify an existing ambiguity between the provisions of the Charter and the Company's By-laws relating to the power of the Board of Directors to adopt, amend, or repeal By-laws of the Company. Under Maryland law, the power to adopt and amend By-laws rests with the shareholders of the corporation, except to the extent that the charter or By-laws vests the power in the Board of Directors.

    The Charter currently provides as follows:

    "The By-laws of the Corporation may be adopted, amended or repealed by the affirmative vote of two-thirds (2/3) of the votes entitled to be cast by the outstanding shares of voting stock of the Corporation, voting together as a single voting group. By-laws may also be adopted, amended or repealed by the Board of Directors as provided or permitted by the By-laws."

    Section 6.09 of the By-laws provides that:

    "These By-laws may be altered, amended or repealed and new By-laws may be adopted to the extent and as provided in the Charter of the Corporation."

    The Board of Directors believes that the correct interpretation of the Charter and By-laws in their current form is that the Board of Directors is empowered to amend the By-laws. Nonetheless, the ambiguity in the documents creates the potential for uncertainty as to the effectiveness of any Board of Director action to amend the By-laws. The purpose of the Second Amendment is unambiguously to authorize the Board of Directors to amend the By-laws to the full extent allowed by Maryland law. There have been no amendments of the By-laws since they were adopted in connection with the Reorganization and the Board is not currently considering any changes to the By-laws. The amendment will not affect the continued right of shareholders to amend the By-laws as provided in the Charter.

VOTE REQUIRED

    The First Amendment (Item 2) requires for approval the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote with respect to such amendment. The Second Amendment (Item 3) requires for approval the affirmative vote of two-thirds of the shares of Common Stock outstanding and entitled to vote with respect to such amendment. The Company will complete the appropriate filings with the Maryland Secretary of State to give effect to each Amendment that receives the required level of shareholder approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF
                 THE FIRST AMENDMENT AND THE SECOND AMENDMENT.

                     ITEM 4. SHAREHOLDER PROPOSAL REGARDING
                            DIRECTORS' COMPENSATION

    Mr. William Steiner, the owner of 200 shares of the Company's common stock, whose address is 4 Radcliff Drive, Great Neck, New York 11024, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years."

    The Board does not support Mr. Steiner's proposal for the reasons stated by it below following Mr. Steiner's statement.

SHAREHOLDER STATEMENT IN SUPPORT

    Mr. Steiner's statement in support of his resolution is as follows:

    A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

    Traditionally, outside directors, sometimes selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside director's oversight has been marked by complacency, cronyism, and inertia.

    Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, boards of directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

    When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

    What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely Scott Paper, The Travelers, Hartford Steam Boiler, and Alexander & Alexander.

    Harvard Business School did a series of studies comparing highly successful to poorly performing companies. They found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the more mediocre and poorly performing companies.

    It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside but offer no penalties on the downside. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTOR RECOMMENDATION AGAINST AND COMMENTS ON SHAREHOLDER PROPOSAL

    The  Board,   after  consideration   of  this   proposal,  recommends   that
shareholders vote AGAINST it because it is not in the best interests of the Company.

    Such an inflexible requirement hinders the Company's ability to attract and retain qualified people to serve on the Board. In today's rigorous business environment the Company needs enhanced capability to attract outstanding people of demonstrated skill, judgment and leadership. This rigid requirement can only limit the Company's ability to craft compensation programs that are appealing to these exceptional people.

    A compensation structure such as the one proposed raises potential adverse tax consequences to directors receiving the compensation in this inflexible form. In the event of future changes in tax and securities laws or Board compensation practices, an inflexible structure may further hinder the Company's ability to attract or retain strong directors.

    Adoption of such a proposal would cause the Company to incur unnecessary and additional expense. The face amount of director compensation would have to be increased to provide directors with compensation equivalent to that which is currently provided. In addition, there would be certain costs of formulating and administering an appropriate plan for the issuance of the transfer restricted shares.

    For the foregoing reasons, the Board of Directors believes that the proposal is unnecessary and not in the best interests of the Company.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                    SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                              FINANCIAL STATEMENTS

    The Annual Report of the Company, including financial statements for the fiscal year ended January 25, 1996, is being mailed to all shareholders concurrently with the mailing of this Proxy Statement. A copy of the Company's Form 10-K for such fiscal year may be obtained without charge by writing to Longs Drug Stores Corporation, Attention: Corporate Treasurer, 141 North Civic Drive, Walnut Creek, California 94596.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission
(SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, the Company believes that for the fiscal year ended January 25, 1996, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for one late filing of notice reporting a transfer into his family trust of the Company's Common Stock in a prior year by S.D. Roath, President, and late filing of notices for a sale and two transfers into his family trust of the Company's Common Stock by G.A. Duey, Senior Vice President.

                          CERTIFIED PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP was engaged as certified public accountants for the fiscal year ended January 25, 1996. The Board of Directors, on recommendation of its Audit Committee, has retained the firm for the current fiscal year. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                SHAREHOLDER'S PROPOSALS FOR 1997 ANNUAL MEETING

    Under the rules of the Securities Exchange Commission, in order for a shareholder's proposal to be considered for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders, such proposal must be received at the Company's Executive Offices at 141 North Civic Drive, Post Office Box 5222, Walnut Creek, California 94596, Attention: Corporate Secretary, no later than the close of business on December 20, 1996. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which shareholders must provide to the Secretary of the Company for any matter to be properly presented at a shareholders meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no business other than that described above to be presented for action at the meeting, but it is intended that all proxies will be exercised upon any other matters and proposals that may properly come before the meeting or any adjournment thereof, in accordance with the direction of the persons named therein.

                                   EXHIBIT A

ITEM 2

    (a) Article THIRD of the Charter is hereby amended in its entirety to read as follows:

           THIRD: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

        (1) To own and operate drug and general merchandise stores.

        (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

                    (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

    (b) Article TENTH of the Charter is hereby amended to delete the provisions of subparagraphs (3), (4) and (5) thereof, to renumber existing subparagraphs
(6), (7), (8), (9), (10) and (11)  thereof as subparagraphs (3), (4), (5),  (6),
(7) and (8), respectively, and to modify, as appropriate, cross-references to the renumbered paragraphs.

ITEM 3

    Subparagraph (6) of Article TENTH of the Charter is hereby amended to read as follows (if the amendment set forth in Item 2 becomes effective, subparagraph
(6) will be renumbered subparagraph (3)):

        (3) The By-laws of the Corporation may be adopted, amended or repealed by the affirmative vote of two-thirds (2/3) of the votes entitled to be cast by the outstanding shares of voting stock of the Corporation, voting together as a single voting group. The By-laws may also be adopted, amended or repealed by the affirmative vote of a majority of the members of the Board of Directors.

PROXY CARD                                                            PROXY CARD

                        LONGS DRUG STORES CORPORATION
               141 North Civic Drive, Walnut Creek, California

                 ANNUAL MEETING OF SHAREHOLDERS--MAY 21, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned appoints R.M. LONG, S.D. ROATH, R.A. PLOMGREN and each of them proxies for the undersigned, with the powers the undersigned would possess if personally present and with full power of substitution to act and to vote, as designated below, all the shares of the undersigned in Longs Drug Stores Corporation, at the Annual Meeting of its Shareholders to be held on Tuesday, May 21, 1996, at 11:00 A.M., and at any adjournment thereof. In the absence of instructions from me my proxies will vote in accordance with the Directors' recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting.

This card also provides voting instructions to the trustee of the Longs Drug Stores California, Inc. Employee Profit Sharing and Variable Investment Plans. The trustee will vote, as indicated on the reverse side of this card, the shares of common stock credited to my account under the Plans.

_______________________________________________________________________________

                            FOLD AND DETACH HERE

                                                      Please mark
                                                      your votes as   / X /
                                                      indicated in
                                                      this example

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS AS NOTED BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, & 3.

                                      WITHHELD
                           FOR         FOR ALL
1. ELECTION OF DIRECTORS   / /           / /
   Nominees:

   R.M. Brooks
   W.G. Combs
   D.G. DeSchane
   G.H. Saito
   D.L. Sorby

WITHHELD FOR: (Write that nominee's name in the space provided below)

_____________________________________________________________________


2. Restate Article Third and delete subparagraphs (3), (4), & (5) of Article Tenth of Articles of Incorporation

            FOR    AGAINST    ABSTAIN
            / /      / /        / /

3. Restate subparagraph (6) of Article Tenth of Articles of Incorporation

            FOR    AGAINST    ABSTAIN
            / /      / /        / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

4. Shareholder proposal concerning director compensation

            FOR    AGAINST    ABSTAIN
            / /      / /        / /


     Signatures(s)_____________________________________________ Date _________
Please sign exactly as name(s) appear(s) hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporation name, by duly authorized officer. If shares are held jointly, each shareholder named should sign, date and promptly return this card in the envelope provided.

_______________________________________________________________________________

                            FOLD AND DETACH HERE